THE OHIO ART COMPANY AND SUBSIDIARIES

          Name of Subsidiaries                        Percentage of
            and Jurisdiction                          Voting Control
            of Incorporation                         Owned by Company
            ----------------                         ----------------

Strydel, Inc. (Ohio)                                         100%


Trinc Company (Ohio)                                         100%






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